Exhibit 4.3
DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

 The following description summarizes selected information regarding our capital stock, as well as relevant provisions of: (i) our fifth amended and restated certificate of incorporation, as amended, or the Restated Certificate, (ii) our amended and restated bylaws, or Bylaws, and (iii) the General Corporation Law of the State of Delaware, or DGCL. The following summary is qualified in its entirety by, and should be read in conjunction with, the Restated Certificate and the Bylaws, copies of which have been filed as exhibits to the Annual Report on Form 10-K to which this Description of Securities is an exhibit, and the applicable provisions of the DGCL.

General

Our authorized capital consists of 375,000,000 shares, all with a par value of $0.0001 per share, of which 350,000,000 shares are designated as common stock (“Common Stock”), and 25,000,000 shares are designated as preferred stock. Our Common Stock is registered under Section 12 of the Securities Exchange Act of 1934, as amended, and listed on the Nasdaq Global Select Market under the symbol “MRSN.”

Common Stock

Each holder of our Common Stock shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote and does not have cumulative voting rights. A contested election of directors by our stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election; otherwise, a nominee is elected if the votes properly cast for such nominee exceed the votes properly cast against such nominee.
 Dividends of cash or property may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by our board of directors and subject to any preferential dividend rights of any then outstanding preferred stock. The holders of the Common Stock shall have no preemptive rights to subscribe for any shares of any class of stock of the Corporation whether now or hereafter authorized. The Common Stock shall not be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same class of the Corporation’s capital stock. Upon the dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of preferred stock shall be entitled, holders of Common Stock shall be entitled to receive all assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares held by each such stockholder.
 Additional shares of authorized common stock may be issued, as authorized by our board of directors from time to time, without stockholder approval, except as may be required by applicable stock exchange requirements.
Anti-Takeover Effects of our Restated Certificate, Bylaws and the DGCL

Authorized but Unissued Shares.

Our authorized but unissued shares of Common Stock and preferred stock are available for future issuance without stockholder approval. Our board of directors has the authority under our Restated Certificate to issue preferred stock with rights superior to the rights of the holders of Common Stock. As a result, the issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control of the Corporation without further action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock.

Classified Board

Our Restated Certificate provides for our board of directors to be divided into three classes, with staggered three-year terms. As a result, only one class of directors is elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms. Our Restated Certificate also provides that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed exclusively pursuant to a resolution adopted by our board of directors.

Removal of Directors

Our Restated Certificate provides that our directors may be removed only for cause by the affirmative vote of at least 75% of the voting power of our outstanding shares of capital stock, voting together as a single class. This

Exhibit 4.3
requirement of a supermajority vote to remove directors could enable a minority of our stockholders to prevent a change in the composition of our board of directors.

Action by Written Consent; Special Meeting of Stockholders

Our Restated Certificate also requires that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of the stockholders and cannot be taken by written consent in lieu of a meeting. A special meeting of the stockholders may be called only by or at the direction of our board of directors pursuant to a written resolution adopted by a majority of the total number of directors which the Corporation would have if there were no vacancies. These provisions may have the effect of delaying, deferring or preventing a change in control and may also delay or prevent changes in management of the Corporation.

Advance Notice Procedures

Our Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at an annual meeting are only able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although our Bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, our Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

Super Majority Approval Requirements

Our Restated Certificate and Bylaws provide that the affirmative vote of holders of at least 75% of the total votes eligible to be cast in the election of directors is required to amend, alter, change or repeal specified provisions. This requirement of a supermajority vote to approve amendments to our Restated Certificate and Bylaws could enable a minority of our stockholders to exercise veto power over any such amendments.

Exclusive Forum

Our Restated Certificate requires, to the fullest extent permitted by law, that derivative actions brought in the name of the Corporation, actions against directors, officers and employees for breach of a fiduciary duty and other similar actions may be brought only in specified courts in the State of Delaware. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

These and other provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, such provisions also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts.

Section 203 of the General Corporation Law of the State of Delaware

We are subject to Section 203 of the DGCL which regulates acquisitions of some Delaware corporations. In general, Section 203 prohibits, with some exceptions, a publicly held Delaware corporation such as us from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time that the stockholder became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation's voting stock.
Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions: before the stockholder became interested, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock

Exhibit 4.3
outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or at or after the time the stockholder became interested, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.
        A Delaware corporation may "opt out" of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or by-laws resulting from a stockholders' amendment approved by at least a majority of the outstanding voting shares. We have not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of us may be discouraged or prevented.